                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


--------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                      (Amendment No. _________________)(1)

                             COMSYS IT Partners, Inc
                 -----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                 -----------------------------------------------
                         (Title of Class of Securities)

                                    92330P10
                 -----------------------------------------------
                                 (CUSIP Number)

                               September 30, 2004
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            [   ]      Rule 13d-1 (b)

                            [ x ]      Rule 13d-1 (c)

                            [   ]      Rule 13d-1 (d)



---------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                         Forms
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO. 92330P10                                       Page  2  of  9  Pages
          --------                   13G                      ---    ---
--------------------                                   -------------------------



-------------------------------------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS
1.       I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         OLD TRAFFORD INVESTMENT PTE LTD
         (NONE)

-------------------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [   ]
                                                                                            (b)  [ x ]

-------------------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

-------------------------------------------------------------------------------------------------------------

NUMBER OF              5.   SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY           6.   SHARED VOTING POWER                                     1,160,653
OWNED BY EACH
REPORTING              7.   SOLE DISPOSITIVE POWER                                  0
PERSON WITH
                       8.   SHARED DISPOSITIVE POWER                                1,160,653

-------------------------------------------------------------------------------------------------------------


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,160,653

-------------------------------------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                           [   ]
         SHARES*

-------------------------------------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.51%

-------------------------------------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

-------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO. 92330P10                                       Page  3  of  9  Pages
          --------                   13G                      ---    ---
--------------------                                   -------------------------



-------------------------------------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GIC SPECIAL INVESTMENTS PTE LTD
         (NONE)

-------------------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [   ]
                                                                                            (b)  [ x ]

-------------------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

-------------------------------------------------------------------------------------------------------------

NUMBER OF              5.   SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY           6.   SHARED VOTING POWER                                     1,160,653
OWNED BY EACH
REPORTING              7.   SOLE DISPOSITIVE POWER                                  0
PERSON WITH
                       8.   SHARED DISPOSITIVE POWER                                1,160,653

-------------------------------------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,160,653

-------------------------------------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                           [   ]
         SHARES*

-------------------------------------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.51%

-------------------------------------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

-------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO. 92330P10                                       Page  4  of  9  Pages
          --------                   13G                      ---    ---
--------------------                                   -------------------------



-------------------------------------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
         (NONE)

-------------------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [   ]
                                                                                            (b)  [ x ]

-------------------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

-------------------------------------------------------------------------------------------------------------

NUMBER OF              5.   SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY           6.   SHARED VOTING POWER                                     1,160,653
OWNED BY EACH
REPORTING              7.   SOLE DISPOSITIVE POWER                                  0
PERSON WITH
                       8.   SHARED DISPOSITIVE POWER                                1,160,653

-------------------------------------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,160,653

-------------------------------------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                           [   ]
         SHARES*

-------------------------------------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.51%

-------------------------------------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*
         OO

-------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO. 92330P10                                       Page  5  of  9  Pages
          --------                   13G                      ---    ---
--------------------                                   -------------------------



-------------------------------------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE
         (NONE)

-------------------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)  [   ]
                                                                                            (b)  [ x ]

-------------------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

-------------------------------------------------------------------------------------------------------------

NUMBER OF              5.   SOLE VOTING POWER                                       0
SHARES
BENEFICIALLY           6.   SHARED VOTING POWER                                     1,160,653
OWNED BY EACH
REPORTING              7.   SOLE DISPOSITIVE POWER                                  0
PERSON WITH
                       8.   SHARED DISPOSITIVE POWER                                1,160,653

-------------------------------------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,160,653

-------------------------------------------------------------------------------------------------------------

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                        [    ]
           SHARES*

-------------------------------------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.51%

-------------------------------------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON*
           OO

-------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

                COMSYS IT Partners, Inc.

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

                COMSYS IT Partners, Inc.
                4400 Post Oak Parkway, Suite 1800
                Houston, TX 77027
                United States of America

ITEM 2(a).  NAME OF PERSON FILING

            I     Old Trafford Investment Pte Ltd
            II    GIC Special Investments Pte Ltd
            III   Government of Singapore Investment Corporation Pte Ltd
            IV    Government of Singapore

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I, II, & III         168 Robinson Road
                                 #37-01 Capital Tower
                                 Singapore 068912

            IV             c/o   Government of Singapore Investment
                                 Corporation Pte Ltd
                                 168 Robinson Road
                                 #37-01 Capital Tower
                                 Singapore 068912

ITEM 2(c).  CITIZENSHIP

            I, II, III & IV      Singapore

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

                Common Stock

ITEM 2(e).  CUSIP NUMBER

                92330P10


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

                N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ x ]

ITEM 4.  OWNERSHIP

             The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:




                                                                          Power to Vote              Power to Dispose
                                                                     -----------------------      ------------------------

                                               No of Securities
             Person                           Beneficially Owned     Sole(1)       Shared(1)      Sole(1)       Shared(1)
             ------                           ------------------     -------     -----------      -------     ------------
Old Trafford Investment Pte Ltd                        1,160,653         0         1,160,653         0          1,160,653

GIC Special Investments Pte Ltd                        1,160,653         0         1,160,653         0          1,160,653

Government of Singapore
Investment Corporation Pte Ltd                         1,160,653         0         1,160,653         0          1,160,653

Government of Singapore                                1,160,653         0         1,160,653         0          1,160,653

Total(2) (all Reporting Persons)                       1,160,653         0         1,160,653         0          1,160,653



(1) Old Trafford Investment Pte Ltd shares power to vote and power to dispose of the 1,160,653 securities beneficially owned by it with GIC Special Investments Pte Ltd, shares power to vote and dispose of the 1,160,653 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd, and shares power to vote and dispose of the 1,160,653 securities beneficially owned by it with the Government of Singapore.

(2)    The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                N.A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                N.A.

ITEM 10.  CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.      Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.

(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         March 2, 2005                                        Old Trafford Investment Pte Ltd
--------------------------------------------
         Date



                                                              by    /s/ Lim Hock Tay
                                                                   ------------------------------------------------
                                                                    Lim Hock Tay
                                                                    Authorized Signatory



                                                              GIC Special Investment Pte Ltd




                                                              by    /s/ Ng Kin Tze
                                                                   ------------------------------------------------
                                                                    Ng Kin Tze
                                                                    Senior Executive Vice President




                                                              Government of Singapore Investment
                                                              Corporation Pte Ltd




                                                              by    /s/ Ng Kin Tze
                                                                   ------------------------------------------------
                                                                    Ng Kin Tze
                                                                    Senior Executive Vice President



                                                              Government of Singapore
                                                              by Government of Singapore Investment
                                                              Corporation Pte Ltd, its attorney-in-fact



                                                              by    /s/ Ng Kin Tze
                                                                   ------------------------------------------------
                                                                    Ng Kin Tze
                                                                    Senior Executive Vice President